Exhibit 99.5
                                                                    ------------


                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.

                             246 Industrial Way West
                               Eatontown, NJ 08824


                                  June 19, 2001



To the Parties Named on Schedule I hereto:



          Reference is hereby made to the (i) Series F Preferred Stock and Warrant Purchase Agreement dated as of January 18, 2001 (as amended, the "First Series F Purchase Agreement") between the Company and Halpern Denny III, L.P. ("Halpern Denny"), (ii) the Second Series F Preferred Stock and Warrant Purchase Agreement dated as of March 29, 2001 (the "Second Series F Purchase Agreement") between the Company and Halpern Denny and (iii) the Exchange Agreement dated as of January 18, 2001 (as amended, the "Exchange Agreement") among the Company, Brookwood New World Investors L.L.C. and BET Associates, L.P.

          The parties hereto agree to amend and restate Section 2 of the Exchange Agreement in its entirety as follows:

          "WARRANT STEP-UP. If within one year from the date hereof, (i) the Company has not redeemed the Shares or (ii) the Company has redeemed the Series F Exchange Shares by the issuance of the Notes (as provided in the Certificate of Designation) attached hereto as EXHIBIT B (the "Notes") but has not paid such Notes in full, the Company will issue, on such first anniversary date and on each June 30 and December 31 following such first anniversary of the date hereof, to the Stockholders warrants in the form of EXHIBIT C hereto representing an additional 1.154% of the Fully Diluted Common Stock of the Company outstanding on such date, which percentage shall be reduced pro rata based upon the Series F Exchange Shares theretofore redeemed for cash or the Notes theretofore repaid, as applicable. For purposes of this Section 9.1(c)(ii), at the time of each such issuance of Warrants, the number of shares subject to such Warrants shall be calculated to result in the applicable percentage of Fully Diluted Common Stock before such issuance of Warrants. For purposes of this Section 2, at the time of each such issuance of the warrants referred to in this
     Section 2, the number of shares subject to such warrants shall be calculated to result in the applicable percentage of Fully Diluted Common Stock before such issuance of warrants. The issuance of any additional warrants pursuant to this Section 2 shall be treated as an adjustment to the purchase price of the Series F Exchange Shares."

          The parties hereto agree to amend and restate Section 2.2 of the First Series F Purchase Agreement and the Second Series F Purchase Agreement in their entirety as follows:

          "WARRANT STEP-UP. If within one year following the Closing Date, (i) the Company has not redeemed the Shares or (ii) the Company has redeemed the Shares by the issuance of the Notes (as provided in the Certificate of Designation) attached hereto as EXHIBIT C (the "Notes") but has not paid such Notes in full, the Company will issue, on such first anniversary date and on each June 30 and December 31 following such first anniversary of the Closing Date, to the Purchaser warrants in the form of EXHIBIT B hereto representing an additional 0.375% of the Fully Diluted Common Stock of the Company outstanding on such date for every $5,000,000 of Series F Preferred Stock purchased by the Purchaser pursuant to this Agreement, which percentage shall be reduced pro rata based upon Shares theretofore redeemed for cash or the Notes theretofore repaid, as applicable. For purposes of this Section 2.2, at the time of each such issuance of Warrants, the number of shares subject to such Warrants shall be calculated to result in the applicable percentage of Fully Diluted Common Stock before such issuance of Warrants. The issuance of any additional warrants pursuant to this Section
     2.2 shall be treated as an adjustment to the purchase price of the Shares."

          The parties hereto agree to amend Section 7 of the Exchange Agreement and Section 8 of the First Series F Purchase Agreement and Second Series F Purchase Agreement by adding a new clause which shall read in its entirety as follows:

          "On or prior to the earlier of October 17, 2001 and a Change of Control Event (as defined in the Certificate of Designation), the Company shall file an amendment to its Certificate of Incorporation to increase the number of shares of authorized shares of Common Stock to at least 125,000,000."

          The parties hereto agree that the Warrants issued pursuant to the Exchange Agreement and the First Series F Purchase Agreement and Second Series F Purchase Agreement shall be amending and restating Section (f) thereof in its entirety as follows:

          "(f) ANTI-DILUTION AND ADJUSTMENT PROVISIONS. The Exercise Price and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time beginning on the date of issue of this Warrant, as hereinafter provided:

          (1) In case the Company shall issue Common Stock as a dividend upon Common Stock or in payment of a dividend thereon or shall subdivide the number of outstanding shares of its Common Stock into a greater number of shares or shall contract the number of outstanding shares of its Common Stock into a lesser number of shares, the Exercise Price then in effect shall be adjusted, effective at the close of business on the record date for the determination of stockholders entitled to receive such dividend or be subject to such subdivision or contraction, to the price (computed to the nearest thousandth of a cent) determined by dividing (A) the product obtained by multiplying the Exercise Price in effect immediately prior to the close of business on such record date by the number of shares of Common Stock outstanding prior to such dividend, subdivision or contraction, by
     (B) the sum of the number of shares of Common Stock outstanding immediately after such dividend, subdivision, or contraction.

          (2) If any capital reorganization or reclassification of the capital stock of the Company (other than as set forth in subsection (1) of this Section (f)), or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected, then, lawful and adequate provision shall be made whereby the holder of each Warrant shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in the Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented by such Warrant (the "Purchasable Shares"), such shares of stock, securities or assets issuable or payable with respect to or in exchange for the Purchasable Shares had they been purchased immediately before such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interest of the Holder to the end that the provisions of the Warrant (including, without limitation, provisions for adjustment of the Exercise Price and of the number of shares issuable upon the exercise of Warrants) shall thereafter be applicable as nearly as may be practicable in relation to any shares of stock, securities, or assets thereafter deliverable upon exercise of Warrants. The Company shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase.

          (3) Upon each adjustment of the Exercise Price pursuant to subsection
     (1) of this Section (f), the number of shares of Common Stock specified in each Warrant shall thereupon evidence the right to purchase that number of shares of Common Stock (calculated to the nearest hundredth of a share of Common Stock) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable immediately prior to such adjustment upon exercise of such Warrant and dividing the product so obtained by the Exercise Price in effect after such adjustment.

          (4) Irrespective of any adjustments of the number or kind of securities issuable upon exercise of Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number of shares of Common Stock and Exercise Price as are stated in similar Warrants previously issued.

          (5) On each of June 30, 2002 and any date thereafter in which Additional Jefferies Warrants (as defined below) are issued, the number of shares specified in this Warrant shall be adjusted to that number of shares of Common Stock equal to the Existing Warrant Shares plus the Additional Warrant Shares (where X is the number of Additional Warrant Shares derived from the following equation):

                 the number of shares
         of Common Stock which could be
         purchased hereunder or have
         already been purchased
         hereunder immediately after the                    X + the Existing
         issuance of the Jefferies                     Warrant Shares
         Warrants or the Additional
         Jefferies Warrants, as the case
         may be (the "Existing Warrant
         Shares")
          ------------------------------    =     ----------------------------


                 the Fully-Diluted                        the Fully-Diluted
         Common Stock of the Company              Common Stock of the Company
         immediately prior to the                 immediately after the issuance
         issuance of the Jefferies                of the Jefferies Warrants or
         Warrants or the Additional               the Additional Jefferies
         Jefferies Warrants, as the case          Warrants, as the case may be
         may be (but excluding 5,369,084          (including the Additional
         shares)                                  Warrant Shares and any
                                                  additional shares of Common
                                                  Stock issuable pursuant to the
                                                  terms of other warrants of the
                                                  Company similar to this
                                                  Warrant)


          provided, however, that in the event that any shares of Series F Preferred Stock of the Corporation are redeemed (other than through the issuance of the Notes (as provided in the Certificate of Designation) if such Notes have not been paid in full) prior to June 30, 2002, then the Additional Warrant Shares derived from the equation above shall be reduced to an amount equal to the product of (x) the Additional Warrant Shares multiplied by (y) the quotient of (i) the number of shares of Series F Preferred Stock outstanding as of June 30, 2002 divided by (ii) the number of shares of Series F Preferred Stock outstanding as of June 30, 2001.

          For purposes of this subsection (5), the "Fully-Diluted Common Stock of the Company" shall include all outstanding shares of Common Stock, and all shares of Common Stock issuable pursuant to all outstanding options, warrants or convertible securities (including convertible debt) of the Company. For purposes of this subsection (5), "Jefferies Warrants" are the warrants, dated as of June 19, 2001, to purchase

     Common Stock of the Company issued to the holders of the Senior Secured Increasing Rate Notes due 2003. The "Additional Jefferies Warrants" are any additional warrants issued pursuant to the Jefferies Warrants because the Company has not repaid the Senior Secured Increasing Rate Notes due 2003. In the event that this Warrant shall be exercised in full prior to June 30, 2002 or any date thereafter in which Additional Jefferies Warrants are issued, a new Warrant representing the amount of the adjustment pursuant to this subsection (5) shall be issued upon the occurrence of such adjustment and such Warrant shall be substantially in the form of this Warrant. The preceding provision shall survive the exercise of this Warrant.

          (6) The Company may, at its sole option, retain the independent public accounting firm regularly retained by the Company, or another firm of independent public accountants of recognized standing selected by the Company's Board of Directors, to make any computation required under this Section (f) and a certificate signed by such firm shall be conclusive evidence of any computation made under this Section (f).

          (7) Whenever there is an adjustment in the Exercise Price or in the number or kind of securities issuable upon exercise of the Warrants, or both, as provided in this Section (f), the Company shall (i) promptly file in the custody of its Secretary or Assistant Secretary a certificate signed by the Chairman of the Board or the President or a Vice President of the Company and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, setting forth the facts requiring such adjustment and the number and kind of securities issuable upon exercise of each Warrant after such adjustment; and (ii) cause a notice stating that such adjustment has been effected and stating the Exercise Price then in effect and the number and kind of securities issuable upon exercise of each Warrant to be sent to each registered holder of a Warrant.

          (8) The Exercise Price and the number of shares issuable upon exercise of this Warrant shall not be adjusted except in the manner and only upon the occurrence of the events heretofore specifically referred to in this Section (f).

          (9) The Board of Directors of the Company may, in its sole discretion,
     (a) reduce the Exercise Price of each Warrant, (b) increase the number of shares of Common Stock issuable upon exercise of each Warrant and/or (c) provide for the issuance of other securities (in addition to the shares of Common Stock otherwise issuable upon exercise of the Warrant) upon exercise of each Warrant."

          As soon as practicable, the holders of the Warrants shall deliver to the Company the original Warrants, and the Company shall issue amended and restated Warrants to reflect the amendment described above; provided, however, that the amendment described above shall be in full force and effect regardless of whether an amended and restated Warrant is issued.

          The Company shall pay the fees and expenses of the parties hereto (including without limitation, the fees and expenses of their counsel, accountants and other advisors) in connection with the negotiation and execution of this letter agreement and the transactions contemplated by the acquisition by the Company of the assets of Einstein / Noah Bagel Corp.

and the issuance and sale by the Company of certain senior secured increasing rate notes to Jefferies & Co.

                                            NEW WORLD COFFEE-MANHATTAN
                                            BAGEL, INC.


                                            By:
                                               -------------------------------

ACKNOWLEDGED AND
AGREED:


HALPERN DENNY III, L.P.


By:
   ---------------------------



BROOKWOOD NEW WORLD
INVESTORS L.L.C.


By:
   ----------------------------


BET ASSOCIATES, L.P.


By:
   ----------------------------